EMPLOYMENT AGREEMENT
                              --------------------


     This EMPLOYMENT AGREEMENT (hereafter the "Agreement"), dated as of February 2, 2007 (hereafter the "Effective Date"), is between Competitive Technologies, Inc., a Delaware corporation (hereafter the "Company") and. John B. Nano (hereafter the "Executive").

          Employment. The Company hereby employs the Executive, and the Executive hereby agrees to employment with the Company, upon all the terms and conditions set forth below. Executive represents and warrants that: (a) he has full power and authority to enter into this Employment Agreement, (b) he is not restricted in any manner whatsoever from performing the duties described below, and (c) no agreement, covenant or other matter prohibits or limits his ability or authority to enter into this Agreement or perform all of the duties described below. Executive's employment with the Company shall include service for the Company's direct and indirect subsidiaries and affiliated entities (the "Subsidiaries").

          Employment Term. The "Employment Term" and Executive's employment under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years from the Effective Date, ending at the close of business on February 2, 2010, provided, however, that the Employment Term shall automatically extend for successive one-year periods (such extensions also being referred to as the "Employment Term"), as long as neither party has given written notice to the other party at least 180 days prior to the end of the then current term that such term shall not be extended, and further provided that the Agreement has not been terminated earlier in accordance with the provisions of
Section 9 below. If the Executive's employment terminates for any reason, with or without Cause, the Executive shall not be entitled to any payments, benefits, damages, awards, or compensation other than as provided in Section 9 below or as otherwise provided by law or by any applicable employee benefit plan in which he participates. The parties acknowledge that certain obligations under this Agreement survive the end of Executive's employment.

          Position and Duties.
          -------------------

          President and Chief Executive Officer. The Company shall employ the Executive as its President and Chief Executive Officer. Executive shall report to the Company's Board of Directors (the Board) or the Board's designee. Executive shall be appointed to the Board as its Chairman, without any additional compensation. Executive shall serve as a member of the Board and as an officer and/or director of any Subsidiaries. Executive shall have such responsibilities and duties as are commensurate with the position of Chief Executive Officer in an entity comparable to the Company, including, without limitation, developing and implementing an overall strategic plan for the Company and annual business plans, raising new capital, and supervising day-to-day operations of the Company. The Board shall have the right to modify Executives duties and responsibilities from time to time as the Board may deem necessary or appropriate.

          Manner of Employment. Executive shall faithfully, diligently and competently perform his responsibilities and duties. The Executive shall devote his exclusive and full business efforts and time to the Company. This Section 3(b), however, shall not preclude the Executive, outside normal business hours, from engaging in appropriate civic or charitable activities, or from serving as a director of any not-for profit entity, as long as such activities do not interfere or conflict with his responsibilities to the Company. With the Board's written consent, Executive may serve as a director of a for-profit entity.

          Base Compensation. Commencing on the Effective Date, the Company shall pay the Executive base compensation in the gross amount of $350,000 per year, subject to reviews and increases in the sole discretion of the Board ("Base Compensation"). Base compensation shall be paid periodically in accordance with normal Company payroll practices.

          Additional Consideration. In addition to the other terms of this Agreement, it is agreed that, upon the execution of this Agreement, the Company, through the Board of Directors, will authorize the payment of a one time lump sum of One Million Dollar ($1,000,000) to the Executive and a one time lump sum payment of Six Hundred Fifty Thousand Dollars ($650,000) to be paid to his attorneys, Garrison, Levin-Epstein, Chimes & Richardson, P.C., 405 Orange Street, New Haven, CT 06511 [tax id omitted]. Upon the execution of this Agreement, and upon the payment of the payments described in this Section, the Executive and the Company will cause each of the following lawsuits to be withdrawn with prejudice:

     John Nano v. Competitive Technologies, Inc., Docket 3:06-cv-00817 (CFD), now pending in the United States District Court, District of Connecticut.

     Competitive Technologies, Inc. v. John B. Nano, Docket
FST-CV-06-4007624-S, now pending in the Connecticut Superior Court, Judicial District of Stamford.

     In conjunction with the withdrawal of the afore-mentioned cases, the Company and the Executive will execute mutual reciprocal releases of each other of any claims each may have had against the other up to the time of the execution of the release.

          Employment Benefits. Executive shall be entitled to the following benefits during the Employment Term:

          Expense Allowance. Executive shall be reimbursed for business related expenses reasonably and necessarily incurred and advanced by Executive in performing his duties for the Company, subject to review by the Chairman of the Board or his designee and in accordance with Company policy as it exists from time to time.

          Car Allowance. The Company will provide Executive a car allowance or lease for his use a car equal to an S-Model Mercedes or other vehicle reasonably acceptable to the parties.

          Other Benefits. Executive may participate in all other employee benefit plans and programs as the Company may, from time to time, offer to its executive employees, subject to the same terms and conditions as such benefits are generally provided by the Company. All such benefits are subject to plan documents (where applicable) and the Company's policies and procedures. Nothing in this Section 6(c) guarantees that any specific benefit will be provided or offered by the Company which has the right to add, modify, or terminate benefits at any time.

          Reimbursement for Post-Retirement Health Coverage. The Company shall reimburse Executive for the one-time premium expended by Executive for the purchase of post-retirement health insurance for Executive and his family, such reimbursement to be made upon receipt by the Company of a copy of the premium statement therefor not to exceed $120,000.

          Bonus. For fiscal years during the Employment Term commencing with the Effective Date, Executive shall be eligible to receive a target bonus of up to 50% of his Base Compensation for such year, based upon the Company's performance and Executive's performance of objectives during that time period as determined by the Compensation Committee of the Board, in its reasonable discretion. Such objectives will be established by the Compensation Committee of the Board, subject to Board approval, after consultation with Executive, and may relate to, without limitation, financial performance, raising new capital, successful resolution of certain outstanding matters that have been discussed with Executive, development and implementation of a strategic plan, and management of the Company.

          Stock Options and Other Equity Grants. The company shall grant to Executive certain ten year options ("Plan Options") for the purchase of an aggregate of 400,000 shares of the Company's common stock ("Common Stock") at the mean average of the high and low price for such share on the Effective Date. The Plan Options shall vest twenty-five percent (25%) on each of the following four dates: twenty-five percent (25%) to vest immediately upon employment; twenty-five percent (25%) on each successive one year anniversary of the date of employment. The maximum number of such options as permitted by law shall be Incentive Stock Options ("ISOs") and the remainder shall be Non-statutory Stock Options ("NSOs"). Any future options or equity grants to Executive shall be subject to (i) such action being lawfully permitted, (ii) evaluation of the performance of Executive by the Compensation Committee, and (iii) in the reasonable determination of the Compensation Committee, not detrimental to the Company or its shareholders in any significant manner. Any future options granted hereunder to Executive shall be granted at the mean average of the high and low price for such shares on the date of grant, and shall vest twenty-five percent (25%) on each of the first four anniversaries of the date of grant and in each twenty-five percent (25%) which may vest, the maximum number of such options as permitted by law shall be Incentive Stock Options (" ISOs") and the remainder shall be Non-statutory Stock Options ("NSOs"). The grant and exercisability of the options described in this Section 8 shall be pursuant and subject to: (a) the terms and conditions contained in any Company stock option plan then maintained by the Company, as such plan may be amended from time to time in the Company's sole discretion ("Option Plan"); and (b) the terms and conditions of a definitive Stock Option Agreement (the "Option Agreement") to be entered into as of the date of grant between the parties pursuant to the Option Plan that will set forth all of the rights, duties and obligations regarding such options.

          Termination and Severance Benefits.
          ----------------------------------

          Death. The death of Executive shall automatically terminate the Company's obligations under this Agreement; provided however, that: (i) the Company shall pay to Executive's estate Executive's Base Compensation and accrued benefits through the date of termination; and (ii) any unvested Plan Options granted under this Agreement will upon such termination become fully vested and immediately exercisable for a period of one (1) year and any post-retirement benefits shall be paid to Executive's estate

          Disability. If Executive is unable, in the reasonable determination of the Board, to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by Executive under this Agreement due to illness, injury, physical or mental incapacity or other disability, for 120 days, whether consecutive or not, within any 12 month period, Executive's employment may be terminated by the Company and: (i) the Company's sole obligation shall be to pay to Executive his Base Compensation and accrued benefits through the date of termination; and (ii) any unvested Plan Options granted under this Agreement will upon such termination become fully vested and immediately exercisable for a period of one (1) year and Executive shall receive reimbursement for post-retirement health coverage (Section 6).

          Resignation. If Executive resigns his employment during the Employment Term other than for Good Reason (as defined below), the Company shall have no liability to Executive except to pay Executive's Base Compensation and any accrued benefits through his last day worked, and Executive shall not be entitled to receive severance or other benefits. Notice given by Executive of non-renewal of this Agreement as provided for in Section 2 shall be treated as a resignation for purposes of this Section 9.

          Resignation for Good Reason. If Executive resigns his employment for Good Reason, he shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Severance Benefit (as defined below).

          Termination By Company for Cause. If the Executive's employment is terminated for Cause (as defined below), the Company shall have no liability to Executive except to pay Executive's Base Compensation and any accrued benefits through his last day worked and Executive shall not be entitled to receive severance or other benefits.

          Termination By Company Without Cause. If the Company terminates Executive's employment during the Employment Term without Cause (and for reasons other than Death, Disability or Change in Control as provided for in subsection
(g) immediately following), Executive shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Severance Benefit. Notice given by the Company of non-renewal of this Agreement as provided for in Section 2 shall be treated as a termination without Cause, unless the Notice specifically sets forth a basis for Cause, for purposes of this Section 9.

          Termination Due to Change in Control. If the Company terminates Executive's employment without Cause (and for reasons other than Death or Disability) in conjunction with a Change in Control (as defined below), Executive shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Change in Control Benefit (as defined below).

          Cause. The following acts by Executive, as determined by the Board in its reasonable discretion, shall constitute "Cause" for termination:

     Theft or embezzlement, or attempted theft or embezzlement, of money or material tangible or intangible assets or property of the Company, its Subsidiaries or its employees or business relations;

     An intentional violation of any law or any act or acts of moral turpitude which negatively affects the interests, property, business, operations or reputation of the Company or its Subsidiaries;

     Other than as a result of a disability, a material failure to carry out effectively Executives duties and obligations to the Company, or failure to devote to the Company's business the time required in Section 3(b) above, upon not less than ten (10) days' advance written notice of the asserted problem and a reasonable opportunity to cure;

     Gross negligence or willful misconduct in the performance of Executive's duties;

     Executive's material breach of this Agreement which, after written notice by the Company of such breach, is not cured within ten (10) days of such notice.

          Resignation for Good Reason. Resignation by Executive of his employment for "Good Reason" shall mean a resignation by Executive within sixty
(60) days after any of the following events which occur without Executive's consent:

     A material diminution in Executive's position, duties or responsibilities;

     A relocation of the Company's headquarters more than 50 miles from its present location;

     A reduction in Executive's then Base Compensation; or

     The Company's material breach of this Agreement.

Prior to a Resignation for Good Reason, Executive shall give the Company written notice of the basis for his claim that he has Good Reason to terminate his employment and ten (10) days to cure.

          Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

     A merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the stockholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving the Company or a subsidiary of the Company, the stockholders of the company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

     An acquisition by any person, entity or "group" (within the meaning of Sections 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause (i)" of this Section 9(j)(i), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

     In the event that the individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (However, if the subsequent election, or nomination by the Board for election by the Company's stockholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

          Severance Benefit. The "Severance Benefit" shall mean: (i) continuation of Executive's Base Compensation in effect immediately prior to such termination or resignation for the term of this Employment Agreement, but in any event such compensation shall be for no less than twelve (12) months (Severance Benefit Period); (ii) continuation of Executive's employment benefits for the Severance Benefit Period; and (iii) continued vesting of the Options granted under this Agreement through the end of the Severance Benefit Period and reimbursement for post-retirement health coverage (Section 6).

          Change in Control Benefit. The "Change in Control Benefit" shall mean:

     Continuation of Executive's Base compensation in effect immediately prior to such termination or resignation for a period equal to twice the amount of the Severance Benefit Period or the remainder of the then current Employment Term ("Change in Control Benefit Period"), whichever is longer; and

     Continuation of Executive's employment benefits for the Change in Control Benefit Period and reimbursement for post-retirement health care benefits; and

     Any unvested but outstanding Options granted under this Agreement and any unvested option will become fully vested and immediately exercisable.

          Resignations. Upon the end of Executives employment for any reason, Executive shall be deemed to have resigned from any positions which he holds as a director or officer of the Company and any of its Subsidiaries or affiliates.

          Release. Payment of the Severance Benefit or the Change in Control Benefit will be subject to Executive signing an agreement reconfirming his post-employment obligations contained in this Agreement and releasing the Company and all Subsidiaries and related parties from any claims, such agreement to be prepared by the Company or its designee.

          Key Executive Insurance. The Company, at its discretion, may apply for and procure in its own name, or Executive's name, life and/or disability insurance on Executive in any amount specified by the Company. Executive agrees to cooperate in any medical or other examination, supply information and execute such applications as may be reasonably necessary to obtain and continue such insurance at the Company's expense.

          Confidential and Proprietary Information.
          ----------------------------------------

          Executive agrees that he will not use or disclose to any person, entity, association, firm or corporation, any of the Company's Confidential Information, except with the written authorization of the Board or as necessary to perform his duties under this Agreement. The term "Confidential Information" means information and data not generally known outside of the Company (unless as a result of Executive's breach of any of the obligations imposed by this Agreement or the duties imposed by any then existing statute, regulation, ordinance or common law) concerning the Company's business and technical information, and includes, without limitation, information relating to: (i) the identities of clients and the Company's other Business Relations (as defined below) and their purchasing habits, needs, business information, contact personnel and other information; (ii) suppliers' and vendors' costs, products, contact personnel and other information; and (iii) the Company's trade secrets, products, research and development, financial and marketing information, personnel and compensation information, and business plans. Executive understands that this Section 11 applies to computerized as well as written information and to other information, whether or not in written form. It is expressly understood, however, that the obligations of this Section 11 shall only apply for as long as and to the extent that the Confidential Information has not become generally known to or available for use by the public other than by Executive's act(s) or omission(s) in violation of this Agreement.

          Executive agrees that upon the end of his employment with the Company for any reason, he will not take with him any Confidential Information that is in written, computerized, machine readable, model, sample, or other form capable of physical delivery, without the prior written consent of the Board. The Executive also agrees that upon the end of his employment with the Company for any reason or at any other time that the Company may request, he will deliver promptly and return to the Company all such documents and materials in his possession or control, along with all other property and documents of the Company or relating to the Company's employees, suppliers, customers, and business.

          Non-Solicitation. Executive agrees that he will not through the date one (1) year after the end of his employment with the Company for any reason, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the express written permission of the Board: (a) solicit or attempt to solicit any employee or representative of the Company to terminate or modify his or her relationship with the Company or to work for or provides services to another person or entity; or (b) solicit or attempt to solicit, any client, vendor, service provider or other business relation of the Company (each a "Business Relation"), about whom he learned or with whom he came into contact during his employment with the Company on behalf of any entity or with respect to any service or products which is or may be competitive with the Company or its services or products.

     Non-Competition.
     ---------------

          Executive agrees that during the Restrictive Period (as defined below), he will not, without the express written consent of the Board, be associated with or engage in, directly or indirectly, as employee, consultant, proprietor, stockholder, partner, agent, representative, officer, or otherwise, the operation of any business that competes directly with the Company in business activities that are the same or substantially similar to the business activities engaged in by the Company within the United States or any other geographic area in which the Company does business during the Restrictive Period (the "Restricted Territory").

          The term "Restrictive Period" shall mean a period of twelve (12) months after the Executive's termination of employment for any reason.

          Passive investment in less than two percent (2%) of the outstanding equity securities of an entity which is listed on a national or regional securities exchange shall not, in itself, constitute a violation of this Section 13.

          Intellectual Property Rights. Executive will, during the period of his employment, disclose to the Company promptly and fully all Intellectual Property made or conceived by Executive (either solely or jointly with others) including but not limited to Intellectual Property which relate to the business of the Company or the Company's actual or anticipated research or development, or result from work performed by him for the Company. All Intellectual Property and all records related to Intellectual Property, whether or not patentable, shall be and remain the sole and exclusive property of the Company. "Intellectual Property" means all copyrights, trademarks, trade names, trade secrets, proprietary information, inventions, designs, developments, and ideas, and all know-how related thereto. Executive hereby assigns and agrees to assign to the Company all his rights to Intellectual Property and any patents, trademarks, or copyrights which may be issued with respect to Intellectual Property. Executive further acknowledges that all work shall be work made for hire. During and after the Employment Term, Executive agrees to assist the Company, without charge to the Company but at its request and expense, to obtain and retain rights in Intellectual Property, and will execute all appropriate related documents at the request of the Company.

     Executive understands that this Section 14 shall not apply to any intellectual Property for which no equipment, supplies, facilities, trade secrets, or other confidential information of the Company was used and which was developed entirely on his own time, and does not relate to the business of the Company, its actual or anticipated research, and does not result from any work performed by him for the Company.

          Successors and Assignees. This Agreement may be assigned by the Company to any successor or assignee of a substantial portion of the business of the Company (whether by transfer of assets or stock, merger or other business combination). Executive may not assign his rights or obligations under this Agreement.

          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and permitted assigns.

          Notices. Any notice required or permitted to be given tinder this Agreement shall be sufficient if in writing and either delivered in person by reputable messenger or overnight delivery service, by telecopy (with confirmation of receipt) or sent by certified mail, postage prepaid, if to the Company at the Companys principal place of business, c/o Chairman of the Board, and if to the Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

          Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut for contracts to be performed in that State.

          Severability and Construction. If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

          Reasonable Restrictions/Remedies. Executive acknowledges that the provisions contained in Sections 11 through 14 of this Agreement are reasonable in scope, area and duration and are necessary for the Company to protect its legitimate business interests, including its confidential information and business relationships. Executive and Company acknowledge and agree that damages would not adequately compensate Company if Executive were to breach any of his covenants contained in Sections 11 through 14 above. Consequently, Executive agrees that in the event of any such breach, Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief, in addition to any other remedies, including without limitation monetary damages set off against any amounts due Executive by Company.

          Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Fairfield, Connecticut, before one arbitrator. The arbitration shall be administered by the American Arbitration Association pursuant to its Employment Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. All fees and costs of any arbitration conducted pursuant to this Agreement shall be divided equally between the parties, with each paying his or its own attorney's fees, costs and expenses.

          Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

          Entire Agreement; Modifications. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

          Employment and Income Taxes. All payments made to Executive by the Company will be subject to withholding of income and employment taxes and other lawful deductions, as applicable.


EXECUTIVE                          COMPETITIVE TECHNOLOGIES, INC.


/s/ John B. Nano
                                            By:       /s/
----------
John B. Nano